Exhibit 3.1

Execution Version

AMENDMENT NO. 2 TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF BLACK STONE MINERALS, L.P.

November 28, 2017

This Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P. (this “Amendment”) is hereby adopted effective as of November 28, 2017, by Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).

R E C I T A L S:

A. The General Partner is the sole general partner of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership dated as of May 6, 2015, as amended by Amendment No. 1 thereto, effective as of May 6, 2015 (collectively, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

B. Section 5.5(a) of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests (other than General Partner Interests) for such consideration and on such terms and conditions as the General Partner may determine.

C. Section 5.5(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to, or pari passu with, existing classes and series of Partnership Interests) as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest. The rights and preferences of any additional class of Partnership Interests issued pursuant to Section 5.5 of the Partnership Agreement are to be set forth in a Supplemental Terms Annex.

D. Section 5.5(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.5 of the Partnership Agreement, and (ii) do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

E. The General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.5 of the Partnership Agreement, including, without limitation, adopting the Supplemental Terms Annex for such class or series.

F. The General Partner deems it advisable and in the best interests of the Partnership to enter into this Amendment to adopt the Supplemental Terms Annex attached as Annex B hereto, which provides for (i) (a) the creation of a new class of Units to be designated as Series B Cumulative Convertible Preferred Units and (b) fixes the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series B Cumulative Convertible Preferred Units, including, without limitation, the conversion of the Series B Cumulative Convertible Preferred Units into Common Units in accordance with the terms described therein, (ii) the issuance of the Series B Cumulative Convertible Preferred Units to the Purchaser pursuant to the Series B Preferred Unit Purchase Agreement and (iii) such other matters as are provided therein.

G. The Board of Directors in good faith, approved the creation, offering and issuance of the Series B Cumulative Convertible Preferred Units having the rights, preferences and privileges set forth in the attached Supplemental Terms Annex, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Series B Cumulative Convertible Preferred Units” provided for in the attached Supplemental Terms Annex is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Outstanding Common Units.

H. The General Partner has, pursuant to its authority under Section 13.1(d)(i) and 13.1(g) of the Partnership Agreement, made the determinations required thereby and accordingly is adopting this Amendment and the attached Supplemental Terms Annex.

I. Acting pursuant to the power and authority granted to it under Section 13.1(d) and Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any other Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended to include the Supplemental Terms Annex B attached hereto as Annex B, which shall be included in the Partnership Agreement immediately after the Supplemental Terms Annex A.

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

BLACK STONE MINERALS GP, L.L.C.,
as General Partner

By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary

ANNEX B

SUPPLEMENTAL TERMS ANNEX B – SERIES B PREFERRED UNITS

1. Adoption of Annex. This Supplemental Terms Annex, dated as of November 28, 2017 (“Supplemental Terms Annex”), is adopted pursuant to Section 5.5 of the First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P. dated as of May 6, 2015, as amended and in effect on the date hereof and as the same may be amended from time to time (the “Partnership Agreement”). Capitalized terms used herein shall have the meanings set forth in Section 3 hereof.

2. Designation of Series B Units. There is hereby created a class of Units designated as “Series B Cumulative Convertible Preferred Units” (such Series B Cumulative Convertible Preferred Units, together with any Series B PIK Units, the “Series B Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Supplemental Terms Annex and the Partnership Agreement. A total of 14,711,219 Series B Preferred Units shall be issued by the Partnership on the Series B Issuance Date pursuant to the terms and conditions of the Series B Purchase Agreement, and the Partnership may issue additional Series B Preferred Units in the form of Series B PIK Units from time to time in accordance with this Supplemental Terms Annex. Each Series B Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

3. Definitions.

(a) The following terms as defined in the Partnership Agreement shall be amended and restated in their entirety as follows:

(i) “Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 15% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) Partnership Interests of a class owned by an Initial Limited Partner who, as of the date of the Initial Offering, owned 15% or more of the Partnership Interests of such class, (ii) any Person or Group who acquired 15% or more of the Partnership Interests of a class, which Partnership Interests were owned by an Initial Limited Partner as of the date of the Initial Offering; provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 15% or more of any class of Partnership Interests issued by the Partnership, provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply, (iv) any holder of Series B Preferred Units in connection with any vote, consent or approval of the holders of Series B Preferred Units as a separate class or (v) any Person or Group who owns 15% or more of the Partnership Interests of a class as the result of (A) any redemption or purchase of any other Person’s or Persons’ Partnership Interests by the Partnership or other similar action by the Partnership or (B) any conversion pursuant to Paragraph 10(b) or Paragraph 11(b) of this Supplemental Terms Annex; provided, further, however, that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.

(ii) “Unit Majority” means, subject to the terms of any Supplemental Terms Annex, (i) during the Subordination Period, a majority of the Outstanding Common Units, the Outstanding Series A Preferred Units voting on an “as if” converted basis, the Outstanding Series B Preferred Units voting on an “as if” converted basis and the Outstanding Subordinated Units, voting together as a single class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units, the Outstanding Series A Preferred Units voting on an “as if” converted basis and Series B Preferred Units voting on an “as if” converted basis.

(iii) “Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Subordinated Units, Series A Preferred Units and Series B Preferred Units; provided, however, that when the term “Units” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Unit owned by the General Partner except as may otherwise be required by any non-waivable provision of law.

(b) The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Supplemental Terms Annex. Capitalized terms used but not defined in this Supplemental Terms Annex shall have the meanings given to them in the Partnership Agreement.

(i) “Amendment Event” means the amendment of the Credit Agreement to exclude the Series B Preferred Units from the definition of Disqualified Capital Stock therein.

(ii) “Credit Agreement” means the Fourth Amended and Restated Credit Agreement, among Black Stone Minerals Company, L.P., as Borrower, Black Stone Minerals, L.P., as Parent MLP, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Compass Bank, as Co-Syndication Agents, ZB Bank, N.A., dba Amegy Bank, National Association, as Documentation Agent, and the lenders signatory thereto, dated as of November 1, 2017.

(iii) “Distribution Rate” means, subject to Paragraph 11(b)(iv) of this Supplemental Terms Annex, 7.0% per annum; provided that commencing on November 28, 2023 and every Readjustment Date thereafter, such rate shall equal the greater of (i) the Distribution Rate in effect immediately prior to November 28, 2023 or the Readjustment Date, and (ii) the 10-year Treasury Rate as of November 28, 2023 or such Readjustment Date plus 5.5% per annum; provided, however, that for any Quarter commencing after November 28, 2019 in which Series B Unpaid Distributions for such Quarter remain unpaid in cash, in whole or in part, the then-Distribution Rate shall be increased by 2.0% per annum for such Quarter. If the Amendment Event has not occurred by January 31, 2018, the Distribution Rate shall increase by 0.25% per annum until the earlier of the Amendment Event and September 30, 2018, and if the Amendment Event has not occurred by September 30, 2018, the Distribution Rate shall at all times thereafter be increased by 0.50% per annum, in each case above the rate otherwise then applicable pursuant to the previous sentence.

(iv) “Incumbent Board” has the meaning given in Paragraph 3(b)(xiii)(6) of this Supplemental Terms Annex.

(v) “Lock-Up Period” has the meaning set forth in the Registration Rights Agreement between the Series B Preferred Unitholder and the Partnership dated as of November 28, 2017.

(vi) “Partnership Agreement” has the meaning given in Paragraph 1 of this Supplemental Terms Annex.

(vii) “Property” means all assets, properties and rights of any type owned or acquired by the Partnership at the time of determination.

(viii) “Pro Rata” has the meaning given such term in the Partnership Agreement; provided, however, when used with respect to Series B Preferred Units, means apportioned among such Units based on the number of Outstanding Series B Preferred Units or, if used with respect to Series B Preferred Units being redeemed or converted, apportioned among such Units based on the number of such Units being redeemed or converted.

(ix) “Readjustment Date” means each second anniversary following November 28, 2023.

(x) “Series A Preferred Units” has the meaning assigned to such term in the Supplemental Terms Annex A included in the Partnership Agreement.

(xi) “Series B Accrued Amount” means, with respect to a Series B Preferred Unit as of any date of determination, an amount equal to (a) the Series B Issue Price plus (b) all Series B Unpaid Distributions on such Series B Preferred Unit as of such date. Notwithstanding anything to the contrary in this Supplemental Terms Annex, solely for purposes of determining the voting rights of the Series B Preferred Units pursuant to Paragraph 7(a) of this Supplemental Terms Annex, Series B Accrued Amount shall not include any Series B Unpaid Distributions.

(xii) “Series B Cash Change of Control” means a Series B Change of Control that involves the payment of consideration (more than 90% of which consideration is in the form of cash) directly to the holders of Common Units.

(xiii) “Series B Change of Control” means the occurrence of any of the following:

(1) any transaction or series of related transactions (including, without limitation, any merger, consolidation or business combination) the result of which is that any Person or Group becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 50% or more of the outstanding Common Units and Subordinated Units;

(2) the Partners of the Partnership prior to any merger, consolidation or other business combination transaction do not continue to own at least 50% of the surviving entity following such merger, consolidation or other business combination transaction to which the Partnership is a party;

(3) any transfer or series of related transfers, directly or indirectly (including, without limitation, by merger, consolidation or business combination), by the Partnership of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of a majority of the outstanding membership interests in the General Partner to any Person or Group (other than a direct or indirect wholly owned Subsidiary of the Partnership);

(4) any direct or indirect sale, lease, exchange, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any other Person (other than a direct or indirect wholly owned Subsidiary of the Partnership);

(5) the Common Units cease to be listed for, or admitted to, trading on a National Securities Exchange; or

(6) individuals who, as of the Series B Issuance Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to such date whose election, or nomination for election by the Board of Directors or committee thereof, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board.

(xiv) “Series B COC Conversion Premium” means, with respect to the consummation of any Series B Change of Control or Series B Cash Change of Control, as applicable, that occurs (a) on or prior to November 28, 2018, 115%, (b) after November 28, 2018 but on or prior to November 28, 2019, 110%, (c) after November 28, 2019 but on or prior to November 28, 2020, 105%, or (d) after November 28, 2020, 101%.

(xv) “Series B COC Conversion Rate” means the number of Common Units issuable upon the conversion of each Series B Preferred Unit pursuant to Paragraph 11(a) of this Supplemental Terms Annex, which shall be equal to the greater of:

(1) the applicable Series B Conversion Rate as of the date of such conversion (regardless of whether the Series B Preferred Units are then otherwise convertible); and

(2) (A) the sum of (I) the Series B Accrued Amount multiplied by the applicable Series B COC Conversion Premium with respect to such Series B Cash Change of Control plus (II) any Series B Partial Period Distributions on such Series B Preferred Unit as of the date of conversion, divided by (B) the VWAP for the 30 consecutive Trading Days ending immediately prior to the date of execution of definitive documentation relating to such Series B Cash Change of Control.

(xvi) “Series B Conversion Date” has the meaning assigned to such term in Paragraph 10(d) of this Supplemental Terms Annex.

(xvii) “Series B Conversion Notice” has the meaning assigned to such term in Paragraph 10(c)(i) of this Supplemental Terms Annex.

(xviii) “Series B Conversion Notice Date” has the meaning assigned to such term in Paragraph 10(c)(i) of this Supplemental Terms Annex.

(xix) “Series B Conversion Rate” means the number of Common Units issuable upon the conversion of each Series B Preferred Unit, which shall be equal to (a) the Series B Accrued Amount with respect to such Series B Preferred Unit (plus, solely for purposes of clause (1) in the definition of “Series B COC Conversion Rate” in this Supplemental Terms Annex or with respect to any conversion pursuant to Paragraph 11(b)(i) of this Supplemental Terms Annex in the event of a Series B Change of Control, any Series B Partial Period Distributions on such Series B Preferred Unit) divided by (b) the Series B Issue Price, as may be adjusted as set forth in Paragraph 10(e) of this Supplemental Terms Annex.

(xx) “Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Preferred Unit pursuant to Paragraph 10 of this Supplemental Terms Annex. Immediately upon such issuance, each Series B Conversion Unit shall be considered a Common Unit for all purposes hereunder.

(xxi) “Series B Converting Unitholder” means, a Series B Preferred Unitholder (a) who has delivered a Series B Conversion Notice to the Partnership in accordance with Paragraph 10(c)(i) of this Supplemental Terms Annex or (b) to whom the Partnership has delivered a Series B Mandatory Conversion Notice in accordance with Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(xxii) “Series B Cumulative Convertible Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(xxiii) “Series B Distribution Amount” means, with respect to any Quarter ending on or after March 31, 2018, an amount per Series B Preferred Unit equal to the Series B Issue Price multiplied by the Distribution Rate per annum (calculated on the basis of a 360-day year with 12 months, each of which is 30 days) for such Quarter; provided, however, for purposes of determining the Series B Distribution Amount for the Quarter ending March 31, 2018, such Quarter shall be deemed to commence on the Series B Issuance Date and end on, and include, March 31, 2018 but calculated on the basis of a 360-day year as set forth above.

(xxiv) “Series B Distribution Payment Date” has the meaning assigned to such term in Paragraph 6(a) of this Supplemental Terms Annex.

(xxv) “Series B Issuance Date” means November 28, 2017.

(xxvi) “Series B Issue Price” means $20.3926 per Series B Preferred Unit.

(xxvii) “Series B Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series B Preferred Units, and shall include Common Units and Subordinated Units, but shall not include any Series B Parity Securities or Series B Senior Securities.

(xxviii) “Series B Liquidation Amount” means an amount per Series B Preferred Unit equal to the greater of (a) the Series B Issue Price, multiplied by (i) on or prior to November 28, 2022, 110%, or (ii) after November 28, 2022, 105%, plus, in each case, any Series B Unpaid Distribution owed on each Series B Preferred Unit, and (b) the amount such Series B Preferred Units would be entitled to if converted pursuant to Paragraph 10(a) of this Supplemental Terms Annex into Common Units (whether or not the Series B Preferred Units are then so convertible pursuant to such Paragraph 10(a)).

(xxix) “Series B Mandatory Conversion Notice” has the meaning assigned to such term in Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(xxx) “Series B Mandatory Conversion Notice Date” has the meaning assigned to such term in Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(xxxi) “Series B Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series B Preferred Units.

(xxxii) “Series B Partial Period Distributions” means, with respect to a conversion or redemption of a Series B Preferred Unit, an amount equal to the Series B Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion or redemption occurs and the denominator of which is 90.

(xxxiii) “Series B PIK Distribution Period” has the meaning assigned to such term in Paragraph 6(a) of this Supplemental Terms Annex.

(xxxiv) “Series B PIK Payment Date” has the meaning assigned to such term in Paragraph 6(e) of this Supplemental Terms Annex.

(xxxv) “Series B PIK Units” has the meaning assigned to such term in Paragraph 6(a) of this Supplemental Terms Annex.

(xxxvi) “Series B Preferred Unitholder” means a Record Holder of Series B Preferred Units.

(xxxvii) “Series B Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(xxxviii) “Series B Purchase Agreement” means the Series B Preferred Unit Purchase Agreement, dated as of November 22, 2017, by and among the Partnership and the Series B Purchaser, as may be amended from time to time.

(xxxix) “Series B Purchaser” means Mineral Royalties One, L.L.C.

(xl) “Series B Quarterly Distribution” has the meaning assigned to such term in Paragraph 6(a) of this Supplemental Terms Annex.

(xli) “Series B Redemption Date” has the meaning assigned to such term in Paragraph 14(c) of this Supplemental Terms Annex.

(xlii) “Series B Redemption Notice” has the meaning assigned to such term in Paragraph 14(a) of this Supplemental Terms Annex.

(xliii) “Series B Redemption Notice Date” means the date of the notice of any redemption described in Paragraph 14 of this Supplemental Terms Annex sent by the Partnership to the applicable Series B Preferred Unitholders.

(xliv) “Series B Redemption Price” means (A) at any time during the 90-day period beginning on November 28, 2023, at a redemption price equal to 105% of the Series B Issue Price plus the Series B Unpaid Distributions with respect thereto plus any Series B Partial Period Distributions with respect thereto, and (B) at any time during the 90-day period beginning on each Readjustment Date thereafter, at a redemption price payable wholly in cash equal to the Series B Issue Price plus the Series B Unpaid Distributions with respect thereto plus any Series B Partial Period Distributions with respect thereto.

(xlv) “Series B Required Voting Percentage” means at least 66 2/3% of the Outstanding Series B Preferred Units, voting separately as a single class.

(xlvi) “Series B Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series B Preferred Units.

(xlvii) “Series B Unpaid Distributions” has the meaning assigned to such term in Paragraph 6(b) of this Supplemental Terms Annex.

(xlviii) “Series B Substantially Equivalent Unit” has the meaning assigned to such term in Paragraph 11(b)(ii) of this Supplemental Terms Annex.

(xlix) “Supplemental Terms Annex” has the meaning given in Paragraph 1 of this Supplemental Terms Annex.

(l) “Supplemental Terms Annex A” means the Supplemental Terms Annex A attached as Annex A to the Partnership Agreement.

(li) “VWAP” per Common Unit on any Trading Day means the volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading on such Trading Day for the VWAP calculation period (as an example, a 30-day VWAP shall be calculated as the quotient of (a) total traded value (which shall be the sum of the products of (i) daily VWAP for each of the 30 days during the VWAP calculation period multiplied by (ii) daily volume for each of the 30 days) divided by (b) total volume across the 30-day VWAP calculation period, which, as of the Series B Issuance Date, is consistent with the methodology used to calculate the “Bloomberg VWAP” on Bloomberg page “BSM <equity> AQR” (or its equivalent successor if such page is not available)) in respect of the period from the scheduled open of trading until the scheduled close of trading of the VWAP calculation period (or, if such volume-weighted average price is unavailable, the Closing Price of one Common Unit on such Trading Day as reported on the website of the National Securities Exchange upon which the Common Units are then listed may be used to calculate the VWAP with (x) the product of Closing Price times daily volume for each applicable day of the VWAP calculation period, summed across the VWAP calculation period, divided (y) total volume across the VWAP calculation period). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the General Partner in a commercially reasonable manner.

4. [RESERVED]

5. Capital Accounts.

(a) Notwithstanding the other provisions of the Partnership Agreement or this Supplemental Terms Annex, each Series B Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series B Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series B Preferred Unit issued on the Series B Issuance Date shall be the Series B Issue Price. The Capital Account balance of each holder of Series B Preferred Units in respect of its Series B Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Paragraph 6(b) or Paragraph 6(c) in respect of such Series B Preferred Units except as otherwise provided in this Agreement.

(b) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series B Preferred Unit into a Common Unit in accordance with Paragraph 10, the Capital Account of each Partner and the Carrying Value of each Property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series B Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series B Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) had been allocated Pro Rata to each Partner holding Series B Conversion Units received upon such conversion until the Capital Account of each such Series B Conversion Unit is equal to the Per Unit Capital

Amount for a then Outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) of the Partnership Agreement. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series B Preferred Unit shall be determined by the General Partner using such method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Paragraph 5 of this Supplemental Terms Annex, the Capital Account of each Partner with respect to each Series B Conversion Unit received upon such conversion of the Series B Preferred Unit is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series B Conversion Units) and Partners holding Series B Conversion Units so as to cause the Capital Account of each Partner holding a Series B Conversion Unit to equal, on a per Unit basis with respect to each such Series B Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.

6. Distributions. The Series B Preferred Units shall have the following rights, preferences and privileges and the Series B Preferred Unitholders shall be subject to the following duties and obligations:

(a) Commencing with the Quarter ending on March 31, 2018 and continuing through the applicable Series B Conversion Date, subject to Paragraph 6(d) of this Supplemental Terms Annex and following any distribution pursuant to Paragraph 13(c)(i) of the Supplemental Terms Annex A, each Record Holder of Series B Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series B Preferred Unit held by such Record Holder, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series B Distribution Amount for such Quarter and (2) any Series B Unpaid Distributions with respect to such Series B Preferred Unit (collectively, the “Series B Quarterly Distribution”). With respect to any Quarter (or portion thereof for which a Series B Quarterly Distribution is due) ending on or prior to December 31, 2019 (the “Series B PIK Distribution Period”), such Series B Quarterly Distribution shall be paid, as determined by the General Partner, in cash, in-kind in the form of additional Series B Cumulative Convertible Preferred Units (“Series B PIK Units”) or in a combination thereof. For any Quarter ending after the Series B PIK Distribution Period, all Series B Quarterly Distributions shall be paid in cash. If, for any Quarter during the Series B PIK Distribution Period, the General Partner elects to pay all or any portion of a Series B Quarterly Distribution in Series B PIK Units, the number of Series B PIK Units to be issued in connection with such Series B Quarterly Distribution shall equal the quotient of (x) the applicable Series B Distribution Amount (or portion thereof to be paid in Series B PIK Units) divided by (y) the Series B Issue Price; provided, however, that fractional Series B PIK Units shall not be issued to any Person (each fractional Series B PIK Unit shall be rounded to the nearest whole Series B PIK Unit (and a 0.5 Series B PIK Unit shall be rounded to the next higher Series B PIK Unit)). Each Series B Quarterly Distribution shall be payable quarterly following any distribution pursuant to Paragraph 13(c)(i) of the Supplemental Terms Annex A but no later than the earlier of (i) 60 days after the end of the applicable Quarter and (ii) the payment date of distributions, if any, on any Series B Parity Securities and Series B Junior Securities (each such payment date, a “Series B Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests (other than the Series A Preferred Units) in respect of any Quarter, then the Record Date established pursuant to this Paragraph 6(a) for a Series B Quarterly Distribution in respect of such Quarter shall be such earlier Record Date. Unless otherwise expressly provided, references in this Supplemental Terms Annex to the Series B Preferred Units shall include all Series B PIK Units Outstanding as of any date of such determination. For the avoidance of doubt, the Series B Preferred Units shall not be entitled to any distributions made pursuant to Section 6.4 of the Partnership Agreement.

(b) If the Partnership fails to pay in full the Series B Distribution Amount of any Series B Quarterly Distribution (in cash, Series B PIK Units or a combination thereof) when due for any Quarter (or portion thereof for which a Series B Quarterly Distribution is due) during the Series B PIK Distribution Period, then the Series B Preferred Unitholders entitled to such unpaid Series B Quarterly Distribution shall be deemed to have nonetheless received such Series B Quarterly Distribution in the form of Series B PIK Units and, accordingly, shall (1) receive Series B Quarterly Distributions in subsequent Quarters on such unpaid Series B PIK Units, (2) receive the liquidation preference in accordance with Paragraph 16 of this Supplemental Terms Annex in respect of such unpaid Series B PIK Units and (3) have all other rights under the Partnership Agreement and this Supplemental Terms Annex as if such Series B PIK Units had, in fact, been issued on the applicable Series B Distribution Payment Date. If the Partnership fails to pay in full the Series B Distribution Amount of any Series B Quarterly Distribution in accordance with Paragraph 6(a) of this Supplemental Terms Annex when due in respect of any Quarter after the Series B PIK Distribution Period, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (x) the amount of such unpaid cash distributions (on a per Series B Preferred Unit basis, “Series B Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which the first such payment is due until all such Series B Unpaid Distributions are paid in full, and (y) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series B Junior Securities or Series B Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Series B Distribution Amount of any Series B Quarterly Distribution in cash when due); provided, however, that distributions may be declared and paid on the Series B Preferred Units and any Series B Parity Securities so long as such distributions are declared and paid Pro Rata so that amounts of distributions declared per Series B Preferred Unit and per Series B Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series B Preferred Unit and per Series B Parity Security bear to each other.

(c) Each Series B Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.4 of the Partnership Agreement. No adjustment pursuant to Paragraph 10(e) of this Supplemental Terms Annex shall be made with respect to a special distribution referred to in this Paragraph 6(c).

(d) Notwithstanding anything in this Paragraph 6 to the contrary, with respect to any Series B Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series B Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series B Preferred Unit on the corresponding Series B Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series B Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series B Conversion Units into which such Series B Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series B Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series B Preferred Unit on the corresponding Series B Distribution Payment Date. For the avoidance of doubt, if a Series B Preferred Unit is converted into Series B Conversion Units pursuant to the terms of this Supplemental Terms Annex after a Record Date but prior to the corresponding Series B Distribution Payment Date, then the Record Holder of such Series B Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series B Distribution Payment Date a distribution in respect of such Series B Preferred Unit pursuant to Paragraph 6(a) of this Supplemental Terms Annex and, until such distribution is received, Paragraph 6(b) of this Supplemental Terms Annex shall continue to apply.

(e) When any Series B PIK Units are payable to a Series B Preferred Unitholder pursuant to this Paragraph 6, the Partnership shall issue the Series B PIK Units to such holder in accordance with Paragraph 6(a) of this Supplemental Terms Annex (the date of issuance of such Series B PIK Units, the “Series B PIK Payment Date”). On the Series B PIK Payment Date, the Partnership shall have the option to (1) issue to such Series B Preferred Unitholder a certificate or certificates for the number of Series B PIK Units to which such Series B Preferred Unitholder shall be entitled, or (2) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series B PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act, the Partnership Agreement or this Supplemental Terms Annex or created by the holders thereof.

(f) For purposes of Section 5.4(d)(i) of the Partnership Agreement, if the Partnership issues one or more Series B PIK Units with respect to a Series B Preferred Unit, (1) the Partnership shall be treated as distributing cash with respect to such Series B Preferred Unit in an amount equal to the Series B Issue Price of the Series B PIK Unit issued in payment of the Series B Quarterly Distribution, and (2) the holder of such Series B Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series B PIK Unit an amount of cash equal to the Series B Issue Price.

7. Voting; Waiver.

(a) Except as provided in Paragraph 7(b) and Paragraph 8 of this Supplemental Terms Annex, the Outstanding Series B Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series B Preferred Units would be converted at the then-applicable Series B Conversion Rate (regardless of whether the Series B Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series B Preferred Units, voting together as a single class during any period in which any Series B Preferred Units are Outstanding.

(b) Except as provided in Paragraph 7(c) of this Supplemental Terms Annex, notwithstanding any other provision of the Partnership Agreement or this Supplemental Terms Annex, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Partnership Agreement or this Supplemental Terms Annex, the affirmative vote of the Record Holders of the Series B Required Voting Percentage shall be required for any amendment to the Partnership Agreement, this Supplemental Terms Annex or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Paragraph 8 of this Supplemental Terms Annex) that is materially adverse to any of the rights, preferences and privileges of the Series B Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(i) reduce the Series B Distribution Amount, change the form of payment of distributions on the Series B Preferred Units, defer the date from which distributions on the Series B Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series B Preferred Units or any interest accrued thereon (including any Series B Unpaid Distributions, Series B Partial Period Distributions or Series B PIK Units), or change the seniority rights of the Series B Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(ii) reduce the amount payable or change the form of payment to the Record Holders of the Series B Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series B Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(iii) make the Series B Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(c) Notwithstanding anything to the contrary in this Paragraph 7, in no event shall the consent of the Series B Preferred Unitholders, as a separate class, be required in connection with any Series B Change of Control; provided, however, that nothing in the foregoing shall limit the voting rights of any Series B Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series B Preferred Units together as a single class that may be required.

8. Issuances of Series B Senior Securities and Series B Parity Securities. Other than issuances of Series B PIK Units, the Partnership shall not, without the affirmative vote of the Record Holders of the Series B Required Voting Percentage, issue any (a) Series B Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series B Senior Securities), (b) Series B Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series B Parity Securities) or (c) additional Series B Preferred Units; provided, however, that, without the consent of any holder of Outstanding Series B Preferred Units (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), the Partnership may issue additional Series B Parity Securities at any time or from time to time in an amount not to exceed a number of Series B Parity Securities with an aggregate purchase price of $200.0 million.

Notwithstanding anything in the foregoing to the contrary, subject to Paragraph 10(e) of this Supplemental Terms Annex, the Partnership may, without any vote of the holders of Outstanding Series B Preferred Units voting as a separate class (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), create (by reclassification or otherwise) and issue Series B Junior Securities in an unlimited amount.

9. Legends. Unless otherwise directed by the General Partner, each book entry or Certificate evidencing a Series B Preferred Unit shall bear a restrictive notation in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF BLACK STONE MINERALS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE U.S. FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF BLACK STONE MINERALS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE BLACK STONE MINERALS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF BLACK STONE MINERALS, L.P. MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF BLACK STONE MINERALS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF BLACK STONE MINERALS, L.P. (OR ANY CLASS OR CLASSES OR SERIES THEREOF). THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BLACK STONE MINERALS, L.P., AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

10. Conversion.

(a) At the Option of the Series B Preferred Unitholders. Beginning with the earlier of (1) November 29, 2019 and (2) immediately prior to the liquidation of the Partnership under Section 12.4 of the Partnership Agreement, the Series B Preferred Units owned by any Series B Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series B Preferred Unitholder, but not more than once per Quarter by such Series B Preferred Unitholder (inclusive of any conversion by such Series B Preferred Unitholder’s Affiliates, with each Series B Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series B Preferred Units to be converted by, (A) in the case of clause (1) above, the Series B Conversion Rate at such time, and (B) in the case of clause (2) above, the Series B COC Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request unless such conversion will involve an aggregate number of Series B Preferred Units with an underlying value of Common Units equal to or greater than

$10.0 million (taking into account and including any concurrent conversion requests by any Affiliates of such Series B Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series B Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series B Preferred Units of such Series B Preferred Unitholder and its Affiliates). Immediately upon the issuance of Series B Conversion Units as a result of any conversion of Series B Preferred Units hereunder, subject to Paragraph 6(d) of this Supplemental Terms Annex, all rights of the Series B Converting Unitholder with respect to such Series B Preferred Units shall cease, including any further accrual of distributions, and such Series B Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 10(a) of this Supplemental Terms Annex (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)).

(b) At the Option of the Partnership. At any time on or after November 29, 2019, the Partnership shall have the option, at any time and from time to time, but not more than once per Quarter, to convert all or any portion of the Series B Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series B Preferred Units to be converted by the Series B Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 10(b) of this Supplemental Terms Annex (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(i) the Common Units must be listed for, or admitted to, trading on a National Securities Exchange;

(ii) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 140% of the Series B Issue Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series B Mandatory Conversion Notice Date;

(iii) the average daily trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 200,000 Common Units (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the 60 Trading Days immediately preceding the Series B Mandatory Conversion Notice Date;

(iv) the Partnership shall not have repurchased on any day in the 30-Trading Day period immediately preceding the Series B Mandatory Conversion Notice Date more than ten percent (10%) of the 30-day trailing average trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading (calculated as of the Series B Mandatory Conversion Notice Date); and

(v) the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received by the applicable Series B Preferred Unitholders upon any such conversion;

provided, however, that the Partnership (A) may only convert up to an aggregate number of Series B Preferred Units, including any Series B Preferred Units converted by Series B Preferred Unitholders in that same quarter pursuant to Paragraph 10(a), with an underlying value of Common Units equal to or less than $50.0 million based on the VWAP for the 30 Trading Days preceding such Series B Mandatory Conversion Notice Date, and (B) shall not have the right to convert any Series B Preferred Units of a Series B Preferred Unitholder (I) during any Lock-Up Period applicable to any Series B Preferred Unitholder or (II) unless the Partnership simultaneously makes the allocation under Paragraph 5(b) of this Supplemental Terms Annex so that the Capital Account of each Series B Conversion Unit being converted equals that of the Outstanding Initial Common Unit. Any such conversion shall be allocated among the Series B Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series B Preferred Unitholders.

Nothing in this Paragraph 10(b) of this Supplemental Terms Annex, however, is intended to limit or prevent a Series B Preferred Unitholder from electing to convert its Series B Preferred Units into Common Units in accordance with Paragraph 10(a) of this Supplemental Terms Annex, and the Partnership shall not have any right to convert Series B Preferred Units from a Series B Preferred Unitholder to the extent such Series B Preferred Unitholder validly delivers to the Partnership a valid Series B Conversion Notice covering all of the Series B Preferred Units that are the subject of the applicable Series B Mandatory Conversion Notice prior to the Series B Conversion Date in respect of the applicable Series B Mandatory Conversion Notice.

(c) Conversion Notice.

(i) To convert Series B Preferred Units into Common Units pursuant to Paragraph 10(a) of this Supplemental Terms Annex, a Series B Converting Unitholder shall give written notice (a “Series B Conversion Notice,” and the date such notice is received, a “Series B Conversion Notice Date”) to the Partnership stating that such Series B Preferred Unitholder elects to so convert Series B Preferred Units pursuant to Paragraph 10(a) of this Supplemental Terms Annex, the number of Series B Preferred Units to be converted and the Person to whom the applicable Series B Conversion Units should be issued.

(ii) To convert Series B Preferred Units into Common Units pursuant to Paragraph 10(b) of this Supplemental Terms Annex, the Partnership shall give written notice (a “Series B Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Series B Mandatory Conversion Notice Date”) to each Record Holder of Series B Preferred Units stating that the Partnership elects to so convert Series B Preferred Units pursuant to Paragraph 10(b) of this Supplemental Terms Annex, that the conditions for electing conversion have been satisfied and the number of Series B Preferred Units to be so converted. The applicable Series B Conversion Units shall be issued in the name of the Record Holder of such Series B Preferred Units.

(d) Timing. If a Series B Conversion Notice is delivered by a Series B Preferred Unitholder to the Partnership or a Series B Mandatory Conversion Notice is delivered by the Partnership to a Series B Preferred Unitholder, each in accordance with Paragraph 10(c) of this Supplemental Terms Annex, the Partnership shall issue the applicable Series B Conversion Units no later than five (5) Business Days after the Series B Conversion Notice Date or the Series B Mandatory Conversion Notice Date, as the case may be (any date of issuance of Common Units upon conversion of Series B Preferred Units pursuant to this Paragraph 10 or Paragraph 11 of this Supplemental Terms Annex, a “Series B Conversion Date”). On the Series B Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series B Conversion Units issuable upon conversion to such Series B Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series B Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Paragraph 6(d) of this Supplemental Terms Annex, upon issuance of Series B Conversion Units to the Series B Converting Unitholder (or its designated recipient(s)), all rights of such Series B Converting Unitholder with respect to the converted Series B Preferred Units shall cease, and such Series B Converting Unitholder shall be treated for all purposes as the Record Holder of such Series B Conversion Units.

(e) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series B Issuance Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series B Change of Control (which shall be governed by Paragraph 11 of this Supplemental Terms Annex), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a

Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series B Conversion Rate, the Series B Redemption Price and, solely for purposes of Paragraph 10(b)(ii) of this Supplemental Terms Annex, the Series B Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (A) in respect of clauses (1) through (4) above, so that the conversion of the Series B Preferred Units after such time shall entitle each Series B Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series B Preferred Unitholder would have been entitled to receive if the Series B Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (B) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series B Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (C) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Paragraph 10(e) of this Supplemental Terms Annex relating to the Series B Preferred Units shall not be abridged or amended and that the Series B Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series B Preferred Units had immediately prior to such transaction or event. Notwithstanding the above, if any other terms of the Series B Preferred Units require adjustment to achieve the economic equivalence described above, such terms shall be proportionately adjusted in the manner determined in the General Partner’s reasonable discretion to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Paragraph 10(e) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(f) No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Paragraph 10, no adjustment shall be made to the Series B Conversion Rate, the Series B Redemption Price or the Series B Issue Price pursuant to Paragraph 10(e) of this Supplemental Terms Annex as a result of any of the following:

(i) any cash distributions made to holders of the Common Units, Subordinated Units or Series A Preferred Units (unless made in breach of Paragraph 6(b) of this Supplemental Terms Annex);

(ii) any issuance of Partnership Interests in exchange for cash;

(iii) any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(iv) any issuance of Common Units as all or part of the consideration to effect (A) the closing of any acquisition by the Partnership or any of its Subsidiaries of assets or equity interests of a third party in an arm’s-length transaction or (B) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, provided that any such transaction set forth in clause (A) or (B) of this Paragraph 10(f)(iv) is approved by the General Partner;

(v) the issuance of Common Units or Subordinated Units upon conversion of Series A Preferred Units;

(vi) the issuance of Common Units upon conversion of Subordinated Units; or

(vii) the issuance of Common Units upon conversion of Series B Preferred Units or Series B Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series B Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series B Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series B Conversion Rate or the Series B Issue Price shall be made with respect to any distribution or other transaction described in Paragraph 10(e) of this Supplemental Terms Annex if the Series B Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series B Preferred Units immediately prior to such event at the then applicable Series B Conversion Rate, without having to convert their Series B Preferred Units.

11. Series B Change of Control.

(a) Subject to Paragraph 10(b) of this Supplemental Terms Annex, in the event of a Series B Cash Change of Control, the Outstanding Series B Preferred Units shall be automatically converted, without requirement of any action of the Series B Preferred Unitholders, into Common Units at the Series B COC Conversion Rate immediately prior to the closing of the applicable Series B Cash Change of Control.

(b) Subject to Paragraph 10(b) of this Supplemental Terms Annex, and not less than ten (10) Business Days prior to consummating a Series B Change of Control (other than a Series B Cash Change of Control), the Partnership shall provide written notice thereof to the Series B Preferred Unitholders. Subject to Paragraph 10(b) of this Supplemental Terms Annex, if a Series B Change of Control (other than a Series B Cash Change of Control) occurs, then each Series B Preferred Unitholder, with respect to all but not less than all of its Series B Preferred Units, by notice given to the Partnership within ten (10) Business Days of the date the Partnership provides written notice of such Series B Change of Control described in this Paragraph 11(b), shall be entitled to elect one (1) of the following (with the understanding that any Series B Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in clause (i) below):

(i) convert all, but not less than all, of such Series B Preferred Unitholder’s Outstanding Series B Preferred Units into Common Units at the then-applicable Series B Conversion Rate;

(ii) except as described below, if (A) the Partnership will not be the surviving Person upon the consummation of such Series B Change of Control or (B) the Partnership will be the surviving Person but its Common Units will no longer be listed or admitted to trading on a National Securities Exchange, then require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series B Preferred Unitholders, in exchange for their Series B Preferred Units upon the consummation of such Series B Change of Control, a security in the surviving Person or the parent of the surviving Person that has powers, rights, preferences and privileges substantially similar to the Series B Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Paragraph 6 of this Supplemental Terms Annex and a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Series B Change of Control would entitle the Record Holder to the number of common securities of such Person (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series B Change of Control) which, if a Series B Preferred Unit had been converted into Common Units immediately prior to such Series B Change of Control, such Record Holder would have been entitled to receive immediately following such Series B Change of Control (such security in the surviving Person, a “Series B Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series B Substantially Equivalent Units to any Series B Preferred Unitholder in connection with such Series B Change of Control, then such Series B Preferred Unitholder shall be entitled to (Y) require redemption of such Series B Preferred Units in the manner contemplated by clause (iv) of this Paragraph 11(b) of this Supplemental Terms Annex or (Z) convert the Series B Preferred Units held by such Series B Preferred Unitholder immediately prior to such Series B Change of Control into a number of Common Units at a conversion ratio equal to the quotient of (I)(a) the product of (i) 160% multiplied by (ii) the Series B Issue Price, less (b) such Series B Preferred Unitholder’s Pro Rata portion of the sum of (i) the aggregate cash distributions paid on all Series B Preferred Units on or prior to the date of such Series B Change of Control and (ii) an amount in cash equal to the aggregate Series B Quarterly Distributions paid in Series B PIK Units (based on the value of such Series B PIK Units on the applicable Series B PIK Payment Date) on or prior to the date of such Series B Change of Control, divided by (II) an amount equal to 95% of the VWAP for the 30-Trading Day period ending on the Trading Date immediately before the consummation of such Series B Change of Control; provided, however, that such conversion ratio shall in no event result in a value per Series B Preferred Unit that exceeds (1) 125% of the Series B Issue Price, in the case of a Series B Change of Control occurring prior to November 28, 2018; (2) 130% of the Series B Issue Price, in the case of a Series B Change of Control occurring on or after November 28, 2018, but prior to November 28, 2019; and (3) 140% of the Series B Issue Price, in the case of a Series B Change of Control occurring on or after November 28, 2019 but prior to November 28, 2020;

(iii) if the Partnership is the surviving Person upon the consummation of such Series B Change of Control and its Common Units continue to be listed for, or admitted to, trading on a National Securities Exchange, continue to hold such Series B Preferred Unitholder’s respective Series B Preferred Units; or

(iv) require the Partnership to redeem all (but not less than all) of such Series B Preferred Unitholder’s respective Series B Preferred Units at a price per Series B Preferred Unit equal to 101% of the sum of (A) the Series B Accrued Amount of such Series B Preferred Unit plus (B) any Series B Partial Period Distributions on such Series B Preferred Unit to the redemption date. At the option of the General Partner and until the Amendment Event, any redemption pursuant to this clause (iv) shall be paid in cash, in Common Units or in a combination thereof. After the Amendment Event, any redemption pursuant to this clause (iv) shall be paid in cash, subject to prior payment of any amounts then due under the Credit Agreement as a result of the event resulting in the Series B Change of Control. After the Amendment Event, if the Partnership is not able to pay in full the redemption in cash pursuant to this clause (iv), the Partnership shall use commercially reasonable efforts to promptly pay the remaining unpaid amount; provided that if such amount is not paid within ninety (90) days, (A) the Series B Preferred Unitholder shall have the option to require such payment in Common Units issued at a value determined in accordance with the following sentence, and (B) the Distribution Rate shall be increased by 2% to the extent the increase included in the final proviso of the first sentence of the definition of Distribution Rate is not already included therein. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 75% of the VWAP for the 30-Trading Day period ending on the fifth Trading Day immediately preceding the consummation of such Series B Change of Control. No later than three Trading Days prior to the consummation of such Series B Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series B Preferred Units stating the date on which the Series B Preferred Units will be redeemed and the Partnership’s computation of the amount of cash and/or Common Units to be received by the Record Holder upon redemption of such Series B Preferred Units. If the Partnership shall be the surviving Person upon the consummation of such Series B Change of Control, then no later than ten (10) Business Days following the consummation of such Series B Change of Control, the Partnership shall remit the applicable consideration to each Record Holder of then Outstanding Series B Preferred Units entitled to receive such consideration pursuant to this clause (iv). If the Partnership will not be the surviving Person upon the consummation of such Series B Change of Control, then the Partnership shall remit the applicable consideration to such Record Holders immediately prior to the consummation of such Series B Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series B Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series B Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption, any such redeemed Series B Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

12. Restrictions on Transfers of Series B Preferred Units.

(a) Notwithstanding any other provision of this Paragraph 12 (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Paragraph 12(b)), and subject to Section 4.7 of the Partnership Agreement, each Series B Preferred Unitholder shall be permitted to transfer any Series B Preferred Units owned by such Series B Preferred Unitholder to any of its respective Affiliates. For the avoidance of doubt, the restrictions set forth in this Paragraph 12 are in addition to such other restrictions set forth in the Partnership Agreement.

(b) Without the prior written consent of the General Partner, except as specifically provided in this Supplemental Terms Annex, each Series B Preferred Unitholder shall not: (1) prior to November 28, 2018, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Series B Preferred Units or Series B Conversion Units; (2) prior to November 28, 2019, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to any class or series of Partnership Interests; (3) transfer any Series B Preferred Units or Series B Conversion Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series B Preferred Units or Series B Conversion Units, regardless of whether any transaction described above is to be settled by delivery of Series B Preferred Units, Common Units, Subordinated Units or other securities, in cash or otherwise (provided, however, that the foregoing clause (3) shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes, to the satisfaction of the Partnership, that it is entitled to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder); or (4) effect any transfer of Series B Preferred Units or Series B Conversion Units in a manner that violates the terms of the Partnership Agreement or this Supplemental Terms Annex; provided, however, that any Series B Preferred Unitholder may at any time on and after the Series B Issuance Date, pledge all or any portion of its Series B Preferred Units to any holders of obligations owed by such Series B Preferred Unitholder, including to the trustee for, or agent or representative of, such Series B Preferred Unitholder, and, in each case, as applicable, subject to clauses (3) and (4) above, any such pledge and any foreclosure, sale or other remedy exercised pursuant to the pledge thereon and/or subsequent transfer by any such pledgee on any such pledged Series B Preferred Units shall not be considered a violation or breach of this Paragraph 12(b) of this Supplemental Terms Annex. Notwithstanding the foregoing, any transferee (which, for the avoidance of doubt, shall not include any pledgee of Series B Preferred Units) receiving any Series B Preferred Units pursuant to this Paragraph 12(b) of this Supplemental Terms Annex (including upon any foreclosure upon pledged Series B Preferred Units) shall be obligated to agree to the restrictions set forth in this Paragraph 12(b) of this Supplemental Terms Annex as a condition to such transfer. For the avoidance of doubt, in no way shall this Paragraph 12(b) of this Supplemental Terms Annex be construed to (i) prohibit changes in the composition of any Series B Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series B Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series B Preferred Unitholder among such Series B Preferred Unitholder, its Affiliates and the limited partners or members of the private equity fund vehicles that indirectly own such Series B Preferred Unitholder, (ii) prohibit members of the general partner of any Series B Preferred Unitholder from changing over time or (iii) prohibit limited partners of any ultimate fund that indirectly owns any Series B Preferred Unitholder from transferring interests to other Persons in the ordinary course of business in the secondary market.

(c) Subject to Section 4.7 of the Partnership Agreement and compliance with any applicable securities laws or other provisions of this Supplemental Terms Annex, at any time after November 28, 2018, the Series B Preferred Unitholders may freely transfer their Series B Preferred Units, provided, however, that each such transfer involves an aggregate number of Series B Preferred Units with an underlying value of Common Units equal to or greater than $50.0 million (taking into account and including any concurrent transfers by any Affiliates of such Series B Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or a lesser underlying value if such transfer (1) will result in the transfer of all of the Series B Preferred Units held by such holder and its Affiliates or (2) has been approved by the General Partner, in its sole discretion); provided, however, that this Paragraph 12(c) of this Supplemental Terms Annex shall not eliminate, modify or reduce the obligations set forth in clauses (2), (3) or (4) of Paragraph 12(b) of this Supplemental Terms Annex.

13. [RESERVED]

14. Optional Redemption.

(a) Upon not less than twenty (20) Business Days prior written notice (each, a “Series B Redemption Notice”), the Partnership may redeem the Series B Preferred Units, in whole or in part, (1) at any time during the 90-day period beginning on and after November 28, 2023, at a redemption price equal to 105% of the Series B Issue Price plus the Series B Unpaid Distributions with respect thereto plus any Series B Partial Period Distributions with respect thereto, and (2) at any time during the 90-day period beginning on each Readjustment Date thereafter, at a redemption price payable wholly in cash equal to the Series B Issue Price plus all Series B Unpaid Distributions with respect thereto plus any Series B Partial Period Distributions with respect thereto; provided, however, the Partnership shall not exercise its redemption rights pursuant to this Paragraph 14 of this Supplemental Terms Annex during any Lock-Up Period applicable to any Series B Preferred Unitholder.

(b) The Series B Redemption Notice shall be furnished to the Series B Preferred Unitholders whose Series B Preferred Units are to be redeemed; provided, however, that if the Partnership intends to make a partial redemption of the Series B Preferred Units, then the Partnership shall not be entitled to exercise such option unless such redemption will involve an aggregate number of Series B Preferred Units with an underlying value of Common Units equal to or greater than $100.0 million based on the Series B Issue Price (or such lesser amount to the extent such redemption will result in the redemption of all of the Outstanding Series B Preferred Units). If fewer than all of the Outstanding Series B Preferred Units are to be redeemed, any such redemption shall be allocated among the Series B Preferred Unitholders on a Pro Rata basis (as nearly as practicable without creating fractional Units) or on such other basis as may be agreed upon by the Series B Preferred Unitholders.

(c) On and after any date fixed for redemption (each a “Series B Redemption Date”), provided that the Partnership has made available at the office of the Transfer Agent a sufficient amount of funds to effect the redemption, distributions will cease to accrue on the Series B Preferred Units called for redemption, such Series B Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series B Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series B Redemption Date. Notice of any redemption will be irrevocable and will be provided by the Partnership not less than twenty (20) Business Days prior to the Series B Redemption Date, addressed to the respective Record Holders of the Series B Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to any Series B Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series B Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such notice shall state: (1) the Series B Redemption Date; (2) the Series B Redemption Price; and (3) whether all or less than all of the Outstanding Series B Preferred Units are to be redeemed, the aggregate amount of Series B Preferred Units to be redeemed and, if less than all Series B Preferred Units held by such Series B Preferred Unitholder are to be redeemed, the number of Series B Preferred Units that will be redeemed. The notice may also require delivery of Certificates representing the Series B Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series B Preferred Units. Upon the redemption of Series B Preferred Units pursuant to this Paragraph 14, all rights of a Series B Preferred Unitholder with respect to the redeemed Series B Preferred Units shall cease, and such redeemed Series B Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(d) If the Partnership defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series B Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series B Distribution Amount.

(e) Upon any redemption of Series B Preferred Units pursuant to this Paragraph 14, the Partnership shall pay the Series B Redemption Price to the applicable Series B Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series B Preferred Unitholder in writing to the General Partner as requested in the notice of redemption.

(f) Except as provided in Paragraph 11(b)(iv) of this Supplemental Terms Annex, no Series B Preferred Unitholder shall have the right to require the Partnership to redeem any Series B Preferred Units. Nothing in this Paragraph 14, however, is intended to limit or prevent a Series B Preferred Unitholder from electing to convert its Series B Preferred Units into Common Units in accordance with Paragraph 10, and the Partnership shall not have any right to redeem Series B Preferred Units from a Series B Preferred Unitholder to the extent such Series B Preferred Unitholder delivers a valid Series B Conversion Notice covering all of the Series B Preferred Units that are the subject of the applicable Series B Redemption Notice to the Partnership prior to the Series B Redemption Date in respect of the applicable Series B Redemption Notice. Except as provided in this Paragraph 14, the Partnership shall not have the right under any provision of this Supplemental Terms Annex or the Partnership Agreement at its option to redeem Series B Preferred Units.

15. Allocations.

(a) Notwithstanding anything to the contrary in this Supplemental Terms Annex or the Partnership Agreement, following any allocation made pursuant to Section 6.1(d) of the Partnership Agreement or Paragraph 13(a)(iii) of the Supplemental Terms Annex A but prior to making any allocation pursuant to any other portion of Section 6.1 of the Partnership Agreement or Paragraphs 13(a)(i), 13(a)(ii) or 13(a)(iv) of the Supplemental Terms Annex A, all or any portion of any items of Partnership gross income or gain for the taxable period shall be allocated to all Unitholders in respect of Series B Preferred Units, Pro Rata, until the aggregate of such items allocated to such Unitholders pursuant to this Paragraph 15(a) of this Supplemental Terms Annex for the current and all previous taxable periods since issuance of the Series B Preferred Units is equal to the sum of (1) the aggregate amount of cash (but, for the avoidance of doubt, not Series B PIK Units) distributed with respect to such Series B Preferred Units for the current and previous taxable periods and (2) the aggregate Net Loss allocated to the Unitholders in respect of Series B Preferred Units pursuant to Paragraph 15(b) of this Supplemental Terms Annex for all previous taxable periods; provided, however, gross income or gain shall not be allocated pursuant to this Paragraph 15(a) of this Supplemental Terms Annex to the extent such allocation would cause the Capital Account in respect of any Outstanding Series B Preferred Unit to exceed the Series B Issue Price. Notwithstanding anything to the contrary in Section 6.1(a) of the Partnership Agreement or Paragraph 13(a)(i)(1) of the Supplemental Terms Annex A, in no event shall any Net Income be allocated pursuant to Section 6.1(a) of the Partnership Agreement or Paragraph 13(a)(i)(1) of the Supplemental Terms Annex A to Unitholders in respect of Series B Preferred Units.

(b) Notwithstanding anything to the contrary in Section 6.1(b) of the Partnership Agreement or Paragraph 13(a)(i)(2) of the Supplemental Terms Annex A, (1) Unitholders holding Series B Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) of the Partnership Agreement or Paragraph 13(a)(i)(2) of the Supplemental Terms Annex A with respect to their Series B Preferred Units and (2) following any allocation made pursuant to Section 6.1(b)(i) of the Partnership Agreement or Paragraph 13(a)(i)(2)(a) of the Supplemental Terms Annex A and prior to any allocation made pursuant to Section 6.1(b)(ii) of the Partnership Agreement or Paragraph 13(a)(i)(2)(b) of the Supplemental Terms Annex A, Net Loss shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series B Preferred Unit has been reduced to zero.

(c) Notwithstanding anything to the contrary in Section 6.1(c) of the Partnership Agreement or Paragraph 13(a)(ii) of the Supplemental Terms Annex A, (1) Unitholders holding Series B Preferred Units shall not be allocated Net Termination Gain in accordance with Section 6.1(c)(i) or Section 6.1(c)(iv) of the Partnership Agreement or Paragraph 13(a)(ii)(1) or Paragraph 13(a)(ii)(4) of the Supplemental Terms Annex A and (2) following any allocation made pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) of the Partnership Agreement, respectively, or Paragraph 13(a)(ii)(1)(a) of the Supplemental Terms Annex A, and prior to any allocation made pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(iv), respectively, of the Partnership Agreement, respectively, or Paragraph 13(a)(ii)(1)(b) or Paragraph 13(a)(ii)(iv), respectively, of the Supplemental Terms Annex A, any remaining Net Termination Gain shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Liquidation Amount (excluding, other than in connection with the liquidation of the Partnership, any amount of Series B Unpaid Distributions included in such Series B Liquidation Amount).

(d) Notwithstanding anything to the contrary in Section 6.1(c) of the Partnership Agreement or Paragraph 13(a)(ii) of the Supplemental Terms Annex A, (1) Unitholders holding Series B Preferred Units shall not be allocated Net Termination Loss in accordance with Section 6.1(c)(ii) or Section 6.1(c)(iii) of the Partnership Agreement or Paragraph 13(a)(ii)(2) or Paragraph 13(a)(ii)(3) of the Supplemental Terms Annex A, and (2) following any allocation made pursuant to Section 6.1(c)(ii)(B) or Section 6.1(c)(iii)(B) of the Partnership

Agreement, respectively, or Paragraph 13(a)(ii)(2)(b) or Paragraph 13(a)(ii)(3)(b), respectively, of the Supplemental Terms Annex A and prior to any allocation made pursuant to Section 6.1(c)(ii)(C) or Section 6.1(c)(iii)(C) of the Partnership Agreement, respectively, or Paragraph 13(a)(ii)(2)(c) or Paragraph 13(a)(ii)(3)(c), respectively, of the Supplemental Terms Annex A, any remaining Net Termination Loss shall be allocated to all Unitholders holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit has been reduced to zero.

16. Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 of the Partnership Agreement, either voluntary or involuntary, the Record Holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests other than Series A Preferred Units (but subject to the rights of the holders of Outstanding Series A Preferred Units with respect to the Series A Liquidation Preference Amount pursuant to Paragraph 15 of the Supplemental Terms Annex A), the positive balance in each such holder’s Capital Account in respect of such Series B Preferred Units. At least ten (10) days prior to any liquidation or winding up of the Partnership under Section 12.4 of the Partnership Agreement, the Partnership shall provide to the Record Holders of the Series B Preferred Units an estimate of the Capital Account in respect of each Series B Preferred Unit after giving effect to the allocations described in the Partnership Agreement including this Paragraph 16 of this Supplemental Terms Annex (other than Supplemental Terms Annex A in respect of any Outstanding Series A Preferred Units). If in the year of such liquidation and winding up, any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the Series B Liquidation Amount of such Series B Preferred Units, then notwithstanding anything to the contrary contained in the Partnership Agreement (other than Supplemental Terms Annex A in respect of any Outstanding Series A Preferred Units) including this Supplemental Terms Annex, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income, gain, loss or deduction shall be allocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Liquidation Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Liquidation Amount of such Series B Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income, gain, loss or deduction for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series B Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series B Liquidation Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series B Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d) of the Partnership Agreement, as the case may be.

17. No Preemptive Rights. No Series B Preferred Unitholder in its capacity as a holder of Series B Preferred Units shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interests, whether unissued, held in the treasury or hereafter created.

18. Fully Paid and Non-Assessable. Any Series B Conversion Unit(s) delivered pursuant to this Supplemental Terms Annex shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act, the Partnership Agreement or this Supplemental Terms Annex or created by the holders thereof.

19. Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series B Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

20. Allocations for Tax Purposes. If, as a result of the conversion of a Series B Preferred Unit into Common Units and the adjustments pursuant to Section 5.4(d)(i) of the Partnership Agreement or Paragraph 5 of this Supplemental Terms Annex, a Capital Account reallocation is required consistent with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

21. Requirement and Characterization of Distributions; Distributions to Record Holders. Notwithstanding Section 6.3(b) of the Partnership Agreement, but subject to Sections 17-607 and 17-804 of the Delaware Act, the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution if such special distributions and contributions are the result of an arm’s length transaction between the parties. Such distributions shall not be subject to, or considered as distributions under, (a) Paragraph 6(b) of this Supplemental Terms Annex and (b) Section 6.1(d)(iii) and the third and fourth sentences of Section 6.3(a), Section 6.4 or Section 6.5 of the Partnership Agreement. Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)), no Partner shall receive an allocation of income (including gross income) or gain as a result of receiving a distribution provided for in this Paragraph 21.

22. Special Provisions Relating to the Series B Preferred Units.

(a) Subject to any applicable transfer restrictions in Section 4.7 of the Partnership Agreement or Paragraph 12 of this Supplemental Terms Annex, the holder of a Series B Preferred Unit or a Series B Conversion Unit shall provide notice to the Partnership of the transfer of any such Series B Preferred Unit or Series B Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred; provided, however, that no such notice will be required with respect to a transfer of a Series B Conversion Unit unless the Partnership has notified the Purchaser that it has made the allocation provided for under Paragraph 5(b) of this Supplemental Terms Annex and was not able to cause the capital account of each Series B Conversion Unit to equal that of the Outstanding Initial Common Unit. In connection with the condition imposed by this Paragraph 22, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.4(d)(i) of the Partnership Agreement, Paragraph 5 of this Supplemental Terms Annex, and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Preferred Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Supplemental Terms Annex, the holders of the Series B Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII of the Partnership Agreement and (B) have a Capital Account as a Partner pursuant to Section 5.4 of the Partnership Agreement and Paragraph 5 of this Supplemental Terms Annex and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in this Supplemental Terms Annex or (B) be entitled to any distributions other than as provided in this Supplemental Terms Annex and Article VI of the Partnership Agreement.

(c) None of the provisions of Section 4.8 or Section 4.9 of the Partnership Agreement apply with respect to the Series B Preferred Units and the Series B Conversion Units.

23. Right to Acquire Limited Partner Interests. Notwithstanding anything herein or in the Partnership Agreement to the contrary, the terms of Article XV of the Partnership Agreement shall not apply while this Supplemental Terms Annex remains in effect.

24. Right to Vote Units. Notwithstanding anything to the contrary in the Partnership Agreement, the restrictions in the definition of “Outstanding” that apply to Persons that beneficially own 15% or more of any class of Partnership Interests shall not restrict a Series B Preferred Unitholder from voting all, and being deemed present with respect to all, of his, her or its Series B Preferred Units on any matter.

25. Additional Information. On a Series B Preferred Unitholder’s request and no more than once a quarter, the General Partner agrees to make available its chief executive officer, president or chief financial officer to discuss with such Series B Preferred Unitholder the Partnership’s financial condition and operations.

26. Other Modifications to Partnership Agreement. For purposes of determining the Percentage Interest of any Unitholder with respect to Series B Preferred Units as of any date of determination, each Series B Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series B Preferred Unit is convertible as of such date at the then applicable Series B Conversion Rate, and such Common Units shall be deemed to be Outstanding Units and such Series B Preferred Units shall be deemed not to be Outstanding Units.

27. Invalidity of Provisions.

(a) If any provision or part of a provision of this Supplemental Terms Annex is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(b) If this Supplemental Terms Annex, when read together with the Partnership Agreement, fails to include any provision, or part of a provision, from the Partnership Agreement that was required to be included herein (a “required provision”) by virtue of any provision of the Partnership Agreement, this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such provision, or part of a provision, had been included herein (it being understood that any required provision that relates solely to the rights or preferences of the Series B Preferred Units or Unitholders shall be included in this Supplemental Terms Annex and any other required provision shall be included in the Partnership Agreement). Any provision or part of a provision of this Supplemental Terms Annex that conflicts with any such required provision shall be reformed and construed as if such conflicting provision had never been contained herein. The terms of this Supplemental Terms Annex shall only be modified by this Paragraph 27(b) to the extent necessary to give effect to such required provision.

28. Effectiveness. This Supplemental Terms Annex shall be deemed to be effective upon execution by the General Partner of the Amendment to which this Supplemental Terms Annex is attached as Annex B.

29. Termination. Except for the right of a holder of Series B Preferred Units to receive Common Units and certain payments as expressly set forth in Paragraph 10 and Paragraph 6(b) of this Supplemental Terms Annex, in the case of conversion of Series B Preferred Units, or Paragraph 14 of this Supplemental Terms Annex, in the case of redemption of Series B Preferred Units, this Supplemental Terms Annex shall automatically terminate and be of no further force and effect at such time as no Series B Preferred Units remain Outstanding.